Exhibit 5.1

Our ref            RDS\618586\5329358v1

E-House (China) Holdings Limited

17/F Merchandise Harvest Building (East)
No. 333 North Chengdu Road
Shanghai 200041

People’s Republic of China

18 May 2012

Dear Sirs

E-House (China) Holdings Limited

We have examined the Registration Statement on Form S-8 to be filed by E-House (China) Holdings Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of par value US$0.001 each in the authorised share capital of the Company (the “Shares”) to be issued upon the exercise of certain options and the vesting of certain restricted shares assumed by the Company on April 20, 2012 pursuant to a merger agreement between the Company, China Real Estate Information Corporation and a wholly-owned subsidiary of the Company established in the Cayman Islands (the “Merger Agreement”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Merger Agreement and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Merger Agreement and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Merger Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder

Maples and Calder